UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 30, 2009

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-51689	88-0456274
(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Sage Road, Suite 200
Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

 (Former name or former address, if changed since last report.)

(713) 625-7800

(Telephone number, including area code)

ITEM 8.01	Other Events

On July 30, 2009, Exobox Technology Corp. (the “Company”) announced that Scott R. Copeland, Exobox co-founder and chairman of the board of directors; Reginald Goodman, Exobox co-founder; Marcos Pernia, Exobox co-founder; and Dr. Richard Evans, current member of the Exobox board of directors have collectively agreed to return approximately 60 million shares to the Company.

In addition to the return of the shares to the Company, each participating member has agreed to a defined diversification plan whereby each will sell no more than a maximum of 500,000 shares per month for 12 months. Based on the Company’s average monthly trading volume over the last 90 days, in the aggregate, these sales if made in their entirety would represent approximately 8 percent of the Company’s average monthly trading volume. The Company has agreed to issue a two-year warrant to each participating member exercisable to purchase Company common stock in an amount equal to 20 percent of the shares returned, at an exercise price equal to the purchase price of the Company securities in the $2.5 million funding described below.

Based on the Company’s current number of shares outstanding of approximately 460 million, the number of shares outstanding would be reduced to approximately 400 million, excluding any shares issuable pursuant to the contemplated financing or through exercise of the warrants issued in connection with the return of shares. The closing is subject to certain conditions including closing of a funding of a minimum of $2.5 million on or before September 30, 2009.

Item 9.01                      Financial Statements and Exhibit

The following exhibits are to be filed as part of this 8-K:

EXHIBIT NO.                                           IDENTIFICATION OF EXHIBIT
99.1                                Press Release of Exobox Technologies Corp., dated July 30, 2009.

SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/Kevin Regan Kevin Regan, Chief Executive Officer Dated: July 31, 2009